Exhibit 10.1

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424

December 12, 2019

Dental Holding LLC

3232 North Rockwell Street

Chicago, Illinois 60618

Attention: Ron Saslow and Ken Serota

RE: Excess Shares

Dear Messrs. Saslow and Serota:

Reference is hereby made to the Purchase and Sale Agreement, dated as of July 29, 2019, by and among Cantel Medical Corp. (the “Purchaser”), Hu-Friedy Mfg. Co., LLC (the “Company”), Dental Holding, LLC (the “Seller”), and, for limited purposes set forth therein, Ken Serota and Ron Saslow (as amended through the date hereof, the “Purchase and Sale Agreement”), and the Registration Rights Agreement, dated as of October 1, 2019, by and between the Seller and the Purchaser (the “Registration Rights Agreement”). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Purchase and Sale Agreement unless otherwise indicated herein.

The Seller, the Purchaser and the Company acknowledge and agree as follows:

1.	Post-Closing Payment in Respect of Offering Proceeds. Section 2.11(a) of the Purchase and Sale Agreement is hereby amended and restated as follows:

If, following the Closing, a Post-Closing Offering is completed pursuant to the Registration Rights Agreement and the aggregate net proceeds received by the Seller in such Post-Closing Offering (the “Aggregate Post-Closing Offering Proceeds”) is less than $35,000,117, then promptly (and in any event within five (5) Business Days) following the consummation of the Post-Closing Offering, the Purchaser shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to $35,000,117 minus the Aggregate Post-Closing Offering Proceeds. For avoidance of doubt, if, following the Closing, a Post-Closing Offering is completed pursuant to the Registration Rights Agreement and the Aggregate Post-Closing Offering Proceeds exceed $35,000,117, such excess shall the retained by the Seller without any requirement that such excess be paid to the Purchaser.

2.	Tax Gross-up in Respect of Offering Proceeds. For purposes of Section 2.11(b) of the Purchase and Sale Agreement and all calculations and determinations thereunder or in connection therewith (including the definition of “Excess Capital Loss” and of “Short-Term Capital Gain”) the Aggregate Post-Closing Offering Proceeds shall not exceed $35,000,117 (even if Aggregate Post-Closing Offering Proceeds actually exceed such amount).

3.	Registration Statement and Underwritten Offering. (a) Notwithstanding the terms of the Registration Rights Agreement, unless otherwise agreed by the Purchaser and the Seller in writing, the Purchaser will effect an underwritten offering (with the underwriter(s) for such offering selected by the Purchaser) in accordance with the Registration Rights Agreement that includes all of the Eligible Securities (as defined in the Registration Rights Agreement) at a time determined by the Purchaser; provided, that such offering is effected at a time that results in the proceeds from the sale of such Eligible Securities being received by Seller no later than February 15, 2020. Purchaser will file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) as contemplated by Section 2.1 when necessary to permit such underwritten offering to be completed in accordance with this paragraph 3(a). (b) In furtherance of the foregoing, (i) notwithstanding Purchaser’s obligation under Section 2.1 of the Registration Rights Agreement to use its reasonable best efforts to file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) within no later than (90) days following the date thereof, the Purchaser shall not be in breach of the Registration Rights Agreement solely on account of its failure to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) during such period and (ii) the other terms and conditions of the Registration Rights Agreement shall be interpreted and applied in a manner consistent with the agreements of the Purchaser and the Seller set forth in paragraph 3(a) above.

Except as expressly contemplated hereby, all the terms, conditions and provisions of the Purchase and Sale Agreement and the Registration Rights Agreement shall remain in full force and effect. This letter agreement is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Purchase and Sale Agreement or the Registration Rights Agreement or any of the documents referred to therein.

This letter agreement, including its existence, validity, construction and operating effect, and the rights of the parties, shall be governed by and construed in accordance with the laws of the State of Delaware. The headings in this letter agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. This letter agreement may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.

This letter agreement shall form a part of the Purchase and Sale Agreement and the Registration Rights Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this letter agreement by the parties hereto, any reference to the Purchase and Sale Agreement or the Registration Rights Agreement shall be deemed a reference to the Purchase and Sale Agreement or the Registration Rights Agreement, as applicable, as amended, altered and modified hereby. This letter agreement shall be deemed to be in full force and effect from and after the execution of this letter agreement by the parties hereto.

Very truly yours,

CANTEL MEDICAL CORP.

By:	/s/ Seth M. Yellin
Name:	Seth M. Yellin
Title:	Executive Vice President, Corporate Strategy

HU-FRIEDY MFG. CO., LLC

By:	/s/ Peter Clifford
Name:	Peter Clifford
Title:	Chief Operating Officer

ACCEPTED AND AGREED:

DENTAL HOLDING, LLC

By:	/s/ Ken Serota
Name:	Ken Serota
Title:	President

[Signature Page to Letter Agreement Regarding Excess Shares]